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                                                              EXECUTION COPY

               INVENTORY TRANSFER/STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made this 28th day of October, 1996, by and between ACUTE THERAPEUTICS, INC., a Delaware corporation (the "Company"), JOHNSON & JOHNSON DEVELOPMENT CORPORATION, a New Jersey corporation ("JJDC") and THE R.W. JOHNSON PHARMACEUTICAL RESEARCH INSTITUTE, a division of ORTHO PHARMACEUTICAL CORPORATION, a Delaware corporation (the "Transferor").

     WHEREAS, Transferor has agreed to transfer to the Company its existing raw material inventory relating to KL4-Surfactant and dedicated equipment used in the formulation of KL4-Surfactant (as listed on Schedule A and Schedule B attached hereto - collectively, the "Inventory and Equipment") in exchange for 40,000 shares of the Company's common stock, $0.001 par value per share (the "Common Stock") and 2,200 shares of the Company's Non-Voting Non-Convertible Series B Preferred Stock, $0.001 par value per share (the "Series B Preferred Stock") (the Common Stock and the Series B Preferred stock hereinafter collectively referred to as the "Shares") which Shares shall be issued to Transferor's affiliate, JJDC;

     WHEREAS, the Company wishes to acquire the Inventory and Equipment in consideration of the issuance and sales of the Shares; and

     WHEREAS, the Company and the Transferor have agreed that, simultaneous with the transfer to the Company of the Inventory and Equipment, the Transferor will grant to the Company an exclusive world-wide license, including the right to sublicense, for the KL4-Surfactant technology;

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. Transfer of Inventory. In consideration for the issuance and sale by the Company of the Shares, Transferor shall transfer to the Company the Inventory and Equipment.

     2. Issuance of Shares. Upon receipt by the Company of the Inventory and Equipment, the Company shall issue two (2) duly executed stock certificates evidencing the Shares. One certificate shall be registered in the name of JJDC for 40,000 shares of Common Stock. The second certificate shall be



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registered in the name of JJDC for 2,200 shares of Series B Preferred Stock.

     3. Representations and Warranties of Transferor or JJDC.

     Transferor or JJDC hereby represents and warrants, as to itself only to the extent indicated below, to the Company that:

        a. Authorization. Transferor or JJDC has full corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement attached as Exhibit A hereto (the "Registration Rights Agreement") and the Co-Sale Agreement attached as Exhibit B hereto (the "Co-Sale Agreement"), and each such Agreement constitutes a valid and legally binding obligation of Transferor and/or JJDC, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

        b. Title to Inventory and Equipment. Transferor has good and marketable title to the Inventory and Equipment free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, equities, charges, claims, clouds and restrictions of any nature whatsoever (collectively, "Liens").

        c. Inventory. Schedule A hereto sets forth a complete and accurate list and description of the Inventory, which constitutes all inventory owned by Transferor with respect to its research and development program for the formulation of KL4-Surfactant.

        d. Equipment. Schedule B hereto sets forth a complete and accurate list and description of the Inventory, which constitutes all equipment owned by Transferor with respect to its research and development program for the formulation of KL4-Surfactant.

        e. Third Party Consents. No consent, approval, or authorization of any third party on the part of Transferor is required in connection with the transfer of the Inventory and Equipment as contemplated by this Agreement.

        f. Investment Representations.

           (i) Investment Intent. This Agreement is made with Transferor in reliance upon its representation to the Company, which by acceptance hereof Transferor confirms, that the Shares have been acquired with Transferor's own assets for investment for the account of its affiliate, JJDC, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that JJDC has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this

                                       2.



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Agreement, JJDC represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer, or grant participation, to such person or entity or to any third person or entity, with respect to any of the Shares.

           (2) Restricted Securities. JJDC understands that the Shares have not been registered under the Act, on the ground that the sale provided for in this Agreement is exempt from the registration requirements of the Act, and that the Company's reliance on such exemption is predicated on Transferor's and JJDC's representations set forth herein.

           JJDC understands that if the Company does not register with the Securities and Exchange Commission pursuant to sections 12 or 15 of the Securities Exchange Act of 1934 or if a registration statement covering the Shares (or a filing pursuant to the exemption from registration under Regulation A of the Act) under the Act is not in effect when he or she desires to sell the Shares, JJDC may be required to hold the Shares for an indeterminate period. JJDC also acknowledges that it understands that any sale of the Securities that might be made by JJDC in reliance upon Rule 144 under the Act may be made only in limited amounts in accordance with the terms and conditions of that rule and that JJDC may not be able to sell the Shares at the time or in the amount JJDC so desires. JJDC is familiar with Rule 144 and understands that the Shares constitute "restricted securities" within the meaning of that Rule.

           (3) Investment Experience. In connection with the investment representations made herein JJDC represents that it is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his or her investment, has the ability to bear the economic risks of its investment and has been furnished with and has had access to such information as JJDC has requested and deems appropriate to its investment decision.

           (4) Limitations on Disposition. JJDC agrees that in no event will it make a disposition of any of the Shares, unless and until (a) JJDC shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (b) JJDC shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that (i) such disposition will not require registration of such Shares under the Act, or
(ii) that appropriate action necessary for compliance with the Act has been taken, or (c) the Company shall have waived, expressly and in writing, its rights under clauses (a) and (b) of this subparagraph. In addition, prior to any disposition of any of the Shares, the Company may require the transferee or assignee to provide in writing investment representations and its agreement to the market stand-off provisions hereof in a form acceptable to the Company. The restrictions on disposition imposed by this Section 3(f)(4) shall cease terminate as to the Shares when: (i) such securities shall have been effectively registered under the Act and sold by the holder thereof in accordance with such registration, or (ii) an opinion of

                                       3.



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the kind described in the second preceding sentence states that all future transfers of such securities by the holder thereof would be exempt from registration under the 1933 Act.

           The Company shall not be required (i) to transfer on its books any Shares of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred. Transferor shall, during the term of this Agreement, exercise all rights and privileges of a shareholder of the Company with respect to the Shares after the issuance, and prior to the repurchase, thereof.

        g. Legends. All certificates representing any Shares of the Company subject to the provisions of this Agreement shall have endorsed thereon the following legends (except that such certificates shall not be required to bear such legend after a transfer thereof if the transfer was made in compliance with Rule 144 or pursuant to a registration statement or, if the opinion of counsel referred to above is issued and provides that such legend is not required in order to establish compliance with any provisions of the 1933 Act):

           (1) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVENTORY TRANSFER/STOCK PURCHASE AGREEMENT WHICH INCLUDES A MARKET STAND-OFF AGREEMENT ON THE SALE OF THE SECURITIES. COPIES OF THE AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

           (2) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, OR PURSUANT TO RULE 144 UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT."

           (3) Any legend required to be placed thereon by applicable state laws.

        4. Representations and Warranties of the Company. The Company hereby represents and warrants to Transferor and JJDC that:

                                       4.



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           a. Organization, Good Standing and Qualification. The Company
is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

           b. Authorization. The Company has full power to execute, deliver and perform its obligations under this Agreement, the Registration Rights Agreement and the Co-Sale Agreement collectively, the "Agreements". All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Agreements, the performance of all obligations of the Company hereunder the thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series B Preferred Stock being sold hereunder and the Common Stock issuable upon redemption of the Series B Preferred Stock has been taken. The Agreements have been duly executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

           c. Valid Issuance of Series B Preferred and Common Stock. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued and outstanding, fully paid, and nonassessable, free of any liens, encumbrances, preemptive rights or rights of first refusal and will be issued in compliance with all applicable federal and state securities laws and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Co-Sale Agreement and under applicable state and federal securities laws. The terms of the Series B Preferred Stock are set forth in the Company's Certificate of Designation of Series B Preferred Stock ("Series
B Certificate") attached hereto as Exhibit C. The Common Stock being sold hereunder and the Common Stock issuable upon redemption of the Shares purchased under this Agreement, will, if issued, upon issuance, be duly and validly issued, fully paid and nonassessable, free of any liens, encumbrances, preemptive rights or rights of first refusal and will be issued in compliance with all applicable federal and state securities laws and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Co-Sale Agreement and under applicable state and federal securities laws.

        d. Capitalization. The entire authorized capital stock of the Company consists of (a) 5,000,000 shares of Common Stock, of which 200,000 shares are issued and outstanding and (b) 1,000,000 shares of preferred stock (the "Preferred Stock"), 600,000 of which shares have been designated as Series A Preferred Stock (the terms of which are set forth in the Certificate of Designation of Series A Preferred ("Series A Certificate") attached hereto

                                       5.



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as Exhibit D) of which 600,000 are issued and outstanding, and 2,200 of which shares have been designated Series B Preferred Stock (the terms of which have been set forth in the Series B Certificate) of which 2,200 are issued and outstanding. The shares of Common Stock outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. No shares of Common stock or Preferred Stock are held in the Company's treasury. There are no outstanding securities, warrants, rights of first refusal, options or other rights to purchase or acquire, or exchangeable for or convertible into, any shares of Common Stock or Preferred Stock. The Company has reserved 234,800 shares of Common Stock under its stock option plans. There are no preemptive rights with respect to the issuance or sale by the Company of any of its securities. The capitalization of the Company, giving effect to the transactions contemplated hereby including those under Section 5.5 hereof, is as set forth in
Schedule I attached hereto.

        e. Securities Laws. Assuming that J&J's representations and warranties contained in Section 3 of this Agreement are true and correct, the offer, issuance and sale of the Shares will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended
(the "1993 Act"), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. The Company agrees that neither the Company nor anyone acting on its behalf will offer any of the Shares or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Shares subject to the registration requirements of Section 5 of the 1933 Act.

     5. Conditions to Transferor's Obligations. The obligations of Transferor and JJDC under this Agreement are subject to the fulfillment on or before the date hereof of each of the following conditions:

        5.1 Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date hereof.

        5.2 Execution and Delivery of Co-Sale Agreement and Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement and the Co-Sale Agreement.

        5.3 Opinion of Special Counsel to the Company Counsel. JJDC shall have received from Brobeck, Phleger & Harrison LLP, counsel for Discovery laboratories, Inc. ("Discovery") and Special Counsel to the Company solely for the purpose of rendering an opinion pursuant to this Section 5.3, an opinion addressed to JJDC stating that:

            a. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power

                                       6.



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to own operate its properties and assets, and to carry on its business as presently conducted.

            b. The Company has all requisite legal and corporate power to execute and deliver the Agreements, to issue the Shares under this Agreement and to carry out and perform it obligations under the terms of each of the Agreements.

            c. The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, 200,000 shares of which are issued and outstanding, and 1,000,000 shares of Preferred Stock, of which 600,000 and 2,200 shares have been designated Series A Preferred Stock and Series B Preferred Stock, respectively. The Shares when issued under this Agreement will be validly issued, fully paid and nonassessable and free of any liens, encumbrances and preemptive or similar rights contained in the Certificate of Incorporation of the Company, or, to such counsel's knowledge, in any agreement to which the Company is a party, except as specifically provided in the Agreements; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth in the Agreements. To such counsel's knowledge, except for rights described in the Agreements and the Certificate of Incorporation, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company, or any other agreements to issue any such securities or rights, except as such counsel may set forth on a schedule of exceptions to the opinion being rendered pursuant to this
Section 5.3.

            d. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution and delivery of the Agreements by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of the Company's obligations under the Agreements have been taken. The Agreements have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

            e. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements or the offer, sale or issuance of the Shares or the consummation of any other transaction contemplated by the Agreements, other than the filing of the Certificate of Designation for the Series A Preferred Stock and the Certificate of Designation for the Series B Preferred Stock with the
Secretary of State for the State of Delaware.

            f. Subject to the accuracy of the Transferor's representations in
Section 3 of this Agreement and of the representations made by the other purchasers of the Company's securities in connection with the formation and financing of the Company, we are of the opinion that the offer, sale and issuance of the Shares in conformity with the terms of the Agreement constitutes

                                       7.



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a transaction exempt from the registration requirements of Section 5 of the
Securities Act of 1933, as amended.

        5.4 Restated Articles. The Company shall have filed with the Secretary of State of the State of Delaware the Series A Certificate and the Series B Certificate.

        5.5 Discovery Purchase. Discovery shall have contemporaneously purchased from the Company, for $7,500,000, a total of 600,000 shares of Series A Preferred Stock of the Company.

        5.6 Compliance Certificate. The Chief Executive Officer of the Company shall have delivered to Transferor a certificate dated the date of this Agreement certifying that the conditions specified in Sections 5.2, 5.4 and 5.5 hereof have been fulfilled.

     6. "Market Stand-Off" Agreement. Transferor hereby agrees that, during the period specified by the Company and the underwriter or underwriters of common stock (or other securities) of the Company, following the effective date of a registration statement of the Company filed under the Securities
Act of 1933, as amended (the "Act"), Transferor shall not to the extent requested by the Company and such underwriter, but in any case for a period not to exceed 180 days, directly or indirectly, sell, offer or contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company at any time during such period except common stock included in such registration, provided, however, that (a) such agreement shall be applicable only to the first such registration statement of the Company which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering and (b) all other shareholders of the Company holding securities of the Company enter into similar agreements.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Shares held by JJDC until the end of such 180-day period.

     7. Miscellaneous.

        a. Further Instructions and Actions. The Company and Transferor shall agree to prepare, execute and deliver such instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as Company shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Company title to all or any part of the Inventory or to consummate, in any other manner, the terms and provisions of this Agreement.

                                       8.



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        b. Publicity. No party shall originate any publicity, news release, or other announcement, written or oral, relating to this Agreement, or to performance hereunder or the existence of an arrangement between the parties hereto without the prior written consent of the other.

        c. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, or upon delivery by overnight courier service (paid by sender), addressed to the other party hereto at his or her address hereinafter shown below his or her signature or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

        d. Governing Law, Assignment and Enforcement. This Agreement is governed by the internal law of New York and shall insure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Transferor, his or her heirs, executors, administrators, guardians, successors and assigns.

        e. Amendments and Waivers. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous understandings, written or oral. This Agreement may only be amended with the written consent of the parties hereto and the Company's assignees pursuant to subsection 4(c) and Section 5 hereof, or the successors or assigns of the foregoing, and no oral waiver or amendment shall be effective under any circumstances whatsoever.

        f. Taxes. Each party hereto shall pay any and all applicable sales, use, transfer and documentary taxes owed by each such party arising out of the transfer of the Inventory and Equipment pursuant to this Agreement on the basis of the applicability of any governing statutes.

        g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                       9.



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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       ACUTE THERAPEUTICS, INC.

                                           /s/ Robert J. Capetola
                                       By: _______________________________
                                           Robert J. Capetola, Ph.D.
                                           President

                             Address:  6097 Hidden Valley Drive
                                       Doylestown, Pennsylvania 18901

                                       THE R.W. JOHNSON
                                       PHARMACEUTICAL RESEARCH
                                       INSTITUTE, A DIVISION OF ORTHO
                                       PHARMACEUTICAL CORPORATION

                                       /s/ Kenneth G. Leahy
                                       ___________________________________
                                       (Signature)

                                       Kenneth G. Leahy
                                       ___________________________________
                                       (Print Name)

                             Address:  Route 202
                                       Raritan, New Jersey 08869

                                       JOHNSON & JOHNSON
                                       DEVELOPMENT CORPORATION

                                       /s/ Peter S. Galloway
                                       ___________________________________
                                       (Signature)

                                       Peter S. Galloway
                                       ___________________________________
                                       (Print Name)

                             Address:  One Johnson & Johnson Plaza
                                       New Brunswick, New Jersey 08933

                                       10.


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                                   SCHEDULE I

                            Acute Therapeutics, Inc.
                                 Capitalization
            (Upon Consummation of Transactions Contemplated Herein)
         (Unless noted, all shares are of Common Stock of the Company)

                                                             Percentage of
                                                                Shares
                                          Number of          Beneficially
                                           Shares             Owned After
                                        Beneficially          Discovery's
Stockholder                                 Owned             Investment
--------------------------------        ------------         -------------
Discovery Laboratories, Inc. **            600,000               75.0%
Robert J. Capetola, Ph.D.                   67,500                8.4
Charles Cochrane, M.D.                      30,000                3.8
Johnson & Johnson, Inc.*                    40,000                5.0
The Scripps Research Institute              40,000                5.0
Sage Partners                               15,000                1.9
Susan Revak                                  7,500                0.9
==========================================================================
---------------
* Does not include 2,200 shares of the Company's Non-Voting Series B Preferred Stock
** Shares are of the Company's Series A Preferred Stock